EXHIBIT 99.1

www.nts.com

NEWS RELEASE FOR September 14, 2011, at 6:00 A.M. EDT

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Raffy Lorentzian, Sr. Vice President, CFO
jill@allencaron.com	raffy.lorentzian@nts.com
Len Hall (media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300	(818) 591-0776

National Technical Systems Reports Fiscal 2012
Second Quarter, Six-Month Results

Calabasas, CA (September 14, 2011)…National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of testing and engineering services, today reported its financial results for the second quarter and first six months of fiscal year 2012 ended July 31, 2011.

Revenues for the fiscal 2012 second quarter were $38.0 million, up approximately 10 percent from $34.5 million in the second quarter of fiscal 2011.  Revenues for the first six months of fiscal 2012 were $75.5 million, up approximately 7 percent from $70.7 million in the first six months of fiscal 2011.

Year-over-year organic revenue growth in the fiscal 2012 second quarter and first six months was $2.2 million and $2.9 million, respectively, or 6.3 percent and 4.2 percent, while $1.2 million and $1.9 million of the revenue increases in the respective periods, or 3.6 percent and 2.6 percent, were principally due to the acquisition of Mechtronic Solutions (MSI) in mid-December 2010.

President and CEO William C. McGinnis said the Company’s revenue growth in the fiscal 2012 second quarter remained strong in a number of the Company’s commercial markets, especially in its telecommunications, energy and automotive businesses.  Second quarter results however, were negatively impacted by a slight decline in business from the aerospace market and a continuation of the overall weakness in the defense industry due to its customers' uncertainty about funding of a number of U.S. Department of Defense programs.

“Our strategy to build NTS into a more comprehensive and diverse engineering services company continues to pay off,” McGinnis added.  “During the fiscal 2012 second quarter, we completed a private placement financing to help fund our acquisition strategy, expanded our business with a key strategic acquisition and grew our top-line revenues, despite the sluggish economy and ongoing concerns about a global economic slowdown.  In September of this year, with the potential for government funding cuts still on the horizon, we took another important step with the closing of a second key acquisition.  We believe these two acquisitions combined with our capabilities to service the needs of the aerospace, telecommunications, energy and transportation markets will help bolster our non-defense industry oriented business.”

Net income attributable to NTS for the fiscal 2012 second quarter was $736,000, or $0.07 per basic and diluted share, an improvement from net income of $560,000, or $0.05 per basic and diluted share in the fiscal 2012 first quarter.  Net income attributable to NTS for the second quarter of fiscal 2011 was $993,000, or $0.10 per basic and diluted share.

Fiscal 2012 second quarter net income included unusual legal and advisory expenses related to the proxy contest, acquisitions, a fee dispute and other legal matters. The Company estimates these additional expenses were approximately $700,000 for the quarter, which included approximately $200,000 of costs associated with the proxy contest. Other than $25,000 in acquisition related legal expense, there were no unusual legal and advisory expenses in the fiscal 2011 second quarter.

Weighted average common shares outstanding assuming dilution at the end of the fiscal 2012 second quarter were 11,011,000 shares compared to 10,650,000 shares at the end of the fiscal year 2012 first quarter and 10,282,000 shares at the end of the second quarter of fiscal year 2011.  The increases in share count were due primarily to the shares issued in conjunction with the private placement financing at the end of June 2011.

Net income attributable to NTS for the first half of fiscal 2012 was $1.3 million, or $0.12 per basic and diluted share, compared to $4.5 million, or $0.47 per basic share and $0.45 per diluted share in the first half of fiscal 2011, which includes a one-time net-of-tax gain of $1.7 million, or $0.18 per diluted share, from the sale of land.

Fiscal 2012 six-month net income included the previously mentioned unusual legal and advisory expenses, which NTS estimates were approximately $1.4 million, with approximately $280,000 of these  expenses associated with the proxy contest.  Other than the previously mentioned acquisition related legal expense recorded in the fiscal 2011 second quarter, there were no unusual legal and advisory expenses in the first six months of fiscal 2011.

McGinnis noted that NTS is continuing to seek opportunities to acquire companies that broaden its overall engineering and testing capabilities, expand its commercial market opportunities and increase its geographic reach.

The closing of a $14.0 million private placement of debt and equity with Mill Road Capital in June of this year provided proceeds to finance the subsequent acquisition of Ingenium Testing, a leading product compliance and engineering services provider, on July 21, 2011.  In early September of this year, NTS also acquired Lightning Technologies, Inc. (LTI), a leading engineering services and testing laboratory specializing in the field of lightning protection.  These acquisitions are expected to expand NTS’ aerospace business and significantly strengthen the Company’s ability to further grow its other non-defense industry oriented businesses.

Gross margin as a percentage of revenue in the fiscal 2012 second quarter was 24 percent compared to 27 percent in the prior fiscal year’s second quarter.  Gross margin as a percentage of revenue in the first six months of fiscal year 2012 was 24 percent compared to 28 percent in the first six months of the prior fiscal year.

The year-over-year decreases in gross margin in both the fiscal 2012 second quarter and six months were primarily a result of underutilization at some of the Company’s facilities with fixed costs due in part to the Federal budget uncertainties and delays in defense program funding by the government that impacted the gross profit at some of the Company’s facilities.  Gross margins for the first six months of this fiscal year were also negatively impacted by additional costs recorded in the first and second quarters that were associated with the completion of a large contract during the period.

Selling, general and administrative (SG&A) expense in the fiscal 2012 second quarter decreased 7 percent to $6.8 million from $7.3 million in last fiscal year’s second quarter.  For the first half of fiscal 2012, SG&A expense declined 1 percent to $14.6 million from $14.8 million in the first half of the prior fiscal year.

SG&A expense included a bad debt recovery recorded in the fiscal 2012 second quarter on a bankruptcy receivable that was previously written off, and in both periods SG&A expense included a reduction in incentive compensation expenses related to the lower profitability and a decrease in compensation and travel related expenses as a result of the Company’s cost cutting measures implemented at the end of the fiscal 2011 fourth quarter and in the first quarter of this fiscal year.  These reductions were partially offset by the previously mentioned increase in unusual legal and advisory expenses recorded in the first and second quarter of this fiscal year.

The Company’s balance sheet as of July 31, 2011, had cash, cash equivalents and investments of $12.2 million, working capital of $32.0 million, total assets of $144.4 million, total bank debt of $45.7 million and total equity of $65.0 million.

Conference Call

As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the fiscal 2012 second quarter and six months ended July 31, 2011.  To access the call, please dial 1-877-941-9205 from the U.S. or, for international callers, please dial +1-480-629-9692.  The live webcast and archived replay of the call can be accessed on the front page of the Investor Relations section of NTS’ website at www.nts.com.

About National Technical Systems

National Technical Systems, Inc. is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive, energy and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.nts.com or call 800-270-2516.

Forward-Looking Statements

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the Company’s services and products and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

TABLE FOLLOWS

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income

	Three Months Ended July 31,		Six Months Ended July 31,
	2011	2010	2011	2010

Net revenues	$37,955,000	$34,525,000	$75,465,000	$70,657,000
Cost of sales	28,900,000	25,212,000	57,144,000	50,560,000
Gross profit	9,055,000	9,313,000	18,321,000	20,097,000

Selling, general and administrative expense	6,811,000	7,323,000	14,606,000	14,765,000
Equity loss from non-consolidated subsidiary	24,000	30,000	3,000	47,000
Operating income	2,220,000	1,960,000	3,712,000	5,285,000
Other income (expense):
Interest expense, net	(548,000)	(287,000)	(839,000)	(583,000)
Other (expense) income, net	(91,000)	198,000	(41,000)	3,189,000
Total other income (expense), net	(639,000)	(89,000)	(880,000)	2,606,000

Income before income taxes and noncontrolling interests	1,581,000	1,871,000	2,832,000	7,891,000
Income taxes	632,000	749,000	1,158,000	3,151,000

Net income	949,000	1,122,000	1,674,000	4,740,000
Net income attributable to noncontrolling interests	(213,000)	(129,000)	(378,000)	(201,000)

Net income attributable to NTS	$736,000	$993,000	$1,296,000	$4,539,000

Net income attributable to NTS per common share:
Basic	$0.07	$0.10	$0.12	$0.47
Diluted	$0.07	$0.10	$0.12	$0.45

Weighted average common shares outstanding	10,616,000	9,705,000	10,429,000	9,585,000
Dilutive effect of stock options, nonvested shares and warrants	395,000	577,000	404,000	575,000
Weighted average common shares outstanding, assuming dilution	11,011,000	10,282,000	10,833,000	10,160,000

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